Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the registration statements (Nos. 333-175101, 333-181986, 333-196542 and 333-212098) on Form S-8 and the registration statement (No. 333-195099) on Form S-3 of Pacira Pharmaceuticals, Inc. of our reports dated March 1, 2017, with respect to the consolidated balance sheet of Pacira Pharmaceuticals, Inc. as of December 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the year ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Pacira Pharmaceuticals, Inc.

/s/ KPMG LLP Short Hills, NJ March 1, 2017